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                                 EXHIBIT 10.8

                   [Sector Communications, Inc. Letterhead]

Mr. Paul Sterbutzel
Mr. Liuz Siqueria                                  January 16, 1997
DBE Software, Inc.
Suite 200
7601 Lewinsville Road
McLean, Va.  22102

RE: Modification of Investment and Option to Merge Agreement

Dear Paul and Luiz:

     Pursuant to our pervious discussions, DBE and Sector Communications, Inc. have previously agreed that the Investment and Option to Merge Agreement previously entered into between the two companies will be modified in the following fashion:

1. The $1,100,000 previously lent to DBE by Sector will be converted into a 14.66% ownership of the outstanding shares of the common stock of DBE;

2. The note will contain provisions whereby wither DBE or Sector may convert the outstanding principal and accrued interest due under the note into 14.667% of the number of shares issued and outstanding as of today's date. Such percentage ownership, if converted, will be subject to the same dilution in the future as may be imposed upon any and all other shareholders of DBE.

3. The option to purchase any additional shares of the common stock of DBE will be terminated immediately.

4.   Sector will no longer have the right to designate a board member of DBE.

     All other terms and conditions of the Agreement will be null and void and of no further force nor effect.

     If the foregoing is acceptable to you please indicate as such by affixing your signatures where indicated below.

Sincerely,                                    Accepted and Agreed:


/s/ Theodore J. Georgelas                /s/ Paul Sterbutzel
-------------------------                -------------------
Theodore J. Georgelas                    Paul Sterbutzel
President and CEO
                                         /s/ Luiz Siqueria
                                         -----------------
                                         Luiz Siqueria

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